EXHIBIT 99.1

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

SECOND QUARTER 2012 RESULTS

BRENTWOOD, NY, November 2, 2011 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported results for the fiscal 2012 second quarter ended September 30, 2011.

Net sales for the second quarter of fiscal 2012 were $109,655,000, an increase of $23,707,000, or 28%, compared to the $85,948,000 in net sales reported for the comparable prior year period. Net sales for the second quarter of fiscal 2012 included $34,485,000 in custom procedure tray sales generated by AVID Medical Inc. (“AVID”), which was acquired by Medical Action on August 27, 2010. Excluding sales of custom procedure trays, Medical Action’s net sales for the second quarter of fiscal 2012 were $75,170,000, representing an increase of $3,360,000, or 5%, from the comparable prior year period.

Net income for the second quarter of fiscal 2012 was $554,000 or $0.04 per basic and diluted share, versus the $469,000, or $0.03 per basic and diluted share, reported for the comparable prior year period. Included in net income for the second quarter of fiscal 2012 was an extraordinary gain of $700,000 or $0.03 per basic and diluted share (net of applicable tax expense), due to an insurance settlement related to inventories damaged as a result of weather-related flooding. Included in net income for the second quarter of fiscal 2011 were one-time transaction costs of $1,335,000. These costs were included in our selling, general and administrative expenses and related to the acquisition of AVID.

Net sales for the six months ended September 30, 2011 were $216,128,000, an increase of $63,384,000 or 42% from the $152,744,000 in net sales reported for the comparable six months of fiscal 2011. Net sales for the six months ended September 30, 2011 included $68,082,000 in custom procedure tray sales generated by AVID. Excluding sales of custom procedure trays, Medical Action’s net sales for the six months ended September 30, 2011 were $148,046,000, representing an increase of $9,440,000 or 7% from the comparable prior year period.

Net income for the six months ended September 30, 2011 was $817,000 or $0.05 per basic and diluted share, versus the $965,000 or $0.06 per basic and diluted share reported for the comparable prior year period. Included in net income for the six months ended September 30, 2011 was the aforementioned extraordinary gain. Included in net income for the six months ended September 30, 2010 were the aforementioned one-time transaction costs and an extraordinary loss of $1,455,000 or $0.05 per basic and diluted share (net of applicable tax benefit) due to inventories damaged as a result of weather-related flooding.

“We continue to focus on organic growth and enhancing our product and service offerings,” said Chief Executive Officer and President, Paul D. Meringolo. “Net sales have increased from the comparable prior year period and sequentially. We have recently been notified by Novation LLC that Medical Action has been named as a vendor on their Custom Procedure Tray GPO contract effective February 1, 2012. The

Novation CPT contract is one of the largest GPO contracts in our market and will provide us with the opportunity to generate substantial organic growth in our CPT product line. Persistent volatility in raw material costs, particularly resin and cotton, continue to influence our gross margins. We are managing through this period of volatility by continually reviewing our pricing strategies across our product lines, minimizing product sourcing costs and operating expenses.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10 a.m. (ET) on November 2, 2011. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #15958799. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 11 a.m. (ET) on November 2, 2011.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	September 30,	March 31,
	2011	2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$801	$1,691
Accounts receivable, less allowance for doubtful accounts of $785 at September 30, 2011 and $804 at March 31, 2011	35,534	32,330
Inventories, net	55,563	54,674
Prepaid expenses	2,212	1,702
Deferred income taxes	2,992	2,801
Prepaid income taxes	1,078	1,938
Other current assets	2,429	1,637

Total current assets	100,609	96,773

Property, plant and equipment, net	51,404	53,901
Goodwill, net	108,764	108,652
Other intangible assets, net	40,541	41,860
Other assets, net	3,093	3,319

Total assets	$304,411	$304,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,529	$17,069
Accrued expenses	21,208	22,235
Current portion of capital lease obligation	111	92
Current portion of long-term debt	16,000	16,360

Total current liabilities	52,848	55,756
Deferred income taxes	27,956	27,956
Capital lease obligation, less current portion	13,724	13,790
Long-term debt, less current portion	60,470	58,776

Total liabilities	154,998	156,278

STOCKHOLDERS’ EQUITY:
Common stock - 40,000,000 shares authorized, $.001 par value; issued and outstanding 16,390,628 shares at September 30, 2011 and 16,383,128 shares at March 31, 2011	16	16
Additional paid-in capital	34,168	33,799
Accumulated other comprehensive loss	(437)	(437)
Retained earnings	115,666	114,849

Total stockholders’ equity	149,413	148,227

Total liabilities and stockholders’ equity	$304,411	$304,505

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net sales	$109,655	$85,948	$216,128	$152,744
Cost of sales	92,969	71,102	182,470	125,360

Gross profit	16,686	14,846	33,658	27,384
Selling, general and administrative expenses	15,355	13,597	30,783	23,748

Operating income	1,331	1,249	2,875	3,636
Interest expense, net	1,130	500	2,247	626

Income before income taxes and extraordinary item	201	749	628	3,010
Income tax expense	87	280	251	1,149

Income before extraordinary item	114	469	377	1,861
Extraordinary gain (loss) (net of applicable taxes)	440	—	440	(896)

Net income	$554	$469	$817	$965

Per share basis:
Basic
Income before extraordinary item	$0.01	$0.03	$0.02	$0.11
Extraordinary gain (loss) (net of applicable taxes)	$0.03	$—	$0.03	$(0.05)

Net income	$0.04	$0.03	$0.05	$0.06

Diluted
Income before extraordinary item	$0.01	$0.03	$0.02	$0.11
Extraordinary gain (loss) (net of applicable taxes)	$0.03	$—	$0.03	$(0.05)

Net income	$0.04	$0.03	$0.05	$0.06

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED SEPTEMBER 30, 2011

(Unaudited)

(dollars in thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Capital	Loss	Earnings	Equity
Balance at March 31, 2011	16,383,128	$16	$33,799	($437)	$114,849	$148,227
Exercise of stock options	7,500	—	20	—	—	20
Amortization of deferred compensation	—	—	11	—	—	11
Tax benefit from vesting of stock under restricted management stock bonus plan and exercise of options	—	—	19	—	—	19
Stock-based compensation	—	—	319	—	—	319
Net income	—	—	—	—	817	817

Balance at September 30, 2011	16,390,628	$16	$34,168	($437)	$115,666	$149,413

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended September 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$817	$965
Adjustments to reconcile net income to net cash used in operating activities:
Extraordinary (gain) loss	(700)	1,455
Depreciation	2,963	2,355
Amortization	2,190	1,297
Increase in allowance for doubtful accounts	6	6
Deferred income taxes	(121)	(14)
Stock-based compensation	330	392
Excess tax liability from stock-based compensation	(70)	—
Tax benefit from vesting of stock under restricted management stock bonus plan and exercise of stock options	19	9
Changes in operating assets and liabilities:
Accounts receivable	(3,425)	(920)
Inventories	(911)	(12,032)
Prepaid expenses and other current assets	(602)	(443)
Other assets	(645)	(1,382)
Accounts payable	(1,540)	350
Prepaid income taxes	860	177
Accrued expenses	(1,027)	1,063

Net cash used in operating activities	(1,856)	(6,722)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase price and related acquisition costs	125	(62,475)
Purchases of property, plant and equipment	(469)	(1,476)
Proceeds from sale of property and equipment	3	—

Net cash used in investing activities	(341)	(63,951)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit and long-term borrowings	46,052	122,358
Principal payments on revolving line of credit and long-term borrowings	(44,718)	(54,996)
Principal payments on capital lease obligation	(47)	(5)
Proceeds from exercise of stock options	20	72

Net cash provided by financing activities	1,307	67,429

Net decrease in cash and cash equivalents	(890)	(3,244)
Cash and cash equivalents at beginning of period	1,691	5,641

Cash and cash equivalents at end of period	$801	$2,397

Supplemental disclosures:
Interest paid	$1,754	$427
Income taxes (refunded) paid	$(174)	$404